SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 8, 2003

Oregon Trail Financial Corp.
(Exact name of registrant as specified in its charter)

Oregon	0-22953	91-1829481
State or other jurisdiction of incorporation	Commission File Number	(I.R.S. Employer Identification No.)

2055 First Street, Baker City, Oregon (Address of principal executive offices)		97814 (Zip Code)

Registrant's telephone number (including area code): (541) 523-6327

Not Applicable
(Former name or former address, if changed since last report)

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Item 7. Financial Statements, Pro Forma Financial Information and Exhibits

(c) Exhibits

        99.1        News Release of Oregon Trail Financial Corp. dated May 8, 2003

Item 9. Regulation FD Disclosure

        On May 8, 2003, Oregon Trail Financial Corp. issued its earnings release for the fiscal year ended March 31, 2003. A copy of the earnings release is attached hereto as Exhibit 99.1, which is incorporated herein by reference.

        The information being furnished under this “Item 9. Regulation FD Disclosure” is intended to be furnished under “Item 12. Disclosure of Results of Operations and Financial Condition.” The information in this report shall not be treated as “filed” for purposes of the Securities Exchange Act of 1934 and shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933 or the Securities Exchange Act of 1934.

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SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

OREGON TRAIL FINANCIAL CORP.

DATE: May 8, 2003	By: /s/Jonathan P. McCreary Jonathan P. McCreary Senior Vice President and Chief Financial Officer

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Exhibit 99.1

Press Release Dated May 8, 2003

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OREGON TRAIL FINANCIAL CORP. ANNOUNCES 9.9% INCREASE IN ANNUAL EARNINGS PER SHARE

Baker City, OR, May 7, 2003/ Oregon Trail Financial Corp. (Nasdaq: OTFC) the holding company for Pioneer Bank, a Federal Savings Bank, today reported annual net income of $5.2 million, or $1.67 per diluted share, an increase of $0.15 per share, or 9.9%, for the year ended March 31, 2003. March 31, 2003 quarterly earnings per diluted share decreased 9.3% to $0.39 per share from $0.43 per share for the quarter ended March 31, 2002.

The increased annual earnings are generally a result of increased net interest income and decreased provision for loan losses partially offset by an increase in the provision for income taxes. Net interest margin before provision for loan losses increased 3.5% to $15.7 million for the year ended March 31, 2003 versus $15.1 million for the prior year. The Company's interest rate spread increased by 27 basis points to 3.85% for the year ended March 31, 2003 from 3.58% for the year ended March 31, 2002. The yield on average earning assets decreased by 70 basis points to 6.86%, while the average cost of funds decreased by 97 basis points to 3.01% for the year ended March 31, 2003 compared to 7.56% and 3.98% respectively, for the year ended March 31, 2002. The provision for loan losses for the year ended March 31, 2003 was $321,000 compared to $481,000 for the year ended March 31, 2002, a decrease of $160,000. The decrease in the provision for loan losses primarily reflects the reduction in mortgage loans due to the selling of newly originated residential loans.

At March 31, 2003 the Company's allowance for loan losses was .97% of net loans, an increase of 11 basis points compared to .86% of net loans at March 31, 2002. Loans decreased during the year, contributing to the decrease in the allowance for loan losses to $2.2 million at March 31, 2003 compared to $2.3 million at March 31, 2002. Management believes the allowance for loan losses, at 433% of non-performing loans, is adequate to absorb potential losses in the loan portfolio.

Non-interest income was relatively unchanged at $3.5 million for the year ended March 31, 2003 compared to $3.5 million for the year ended March 31, 2002. However, non-interest income for the year ended March 31, 2002 included a $314,000 gain on sale of securities compared to no gain on sales of securities for the year ended March 31, 2003. During the year ended March 31, 2003 deposit service charges increased $88,000, or 4.9%, check card fees increased by $30,000, or 22.8%, loan fees on conventional loans sold increased $159,000, or 82.2%, and gain on sale of real estate increased $32,000, or 266.4% partially offsetting the decrease in gain on sale of securities.

Non-interest expense for the year ended March 31, 2003 decreased by $20,000, or 0.2%, to $11.3 million from $11.3 million for the year ended March 31, 2002. The primary factors affecting the decrease in non-interest expense were a $652,000 decrease in legal services partially offset by a $495,000 increase in compensation and benefits and a $117,000 increase in other professional fees. For the quarter ended March 31, 2003, the Company incurred $330,000 in expense related to the proposed merger with FirstBank Northwest.

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The provision for income taxes was $2.4 million for the year ended March 31, 2003 compared to $1.9 million for the year ended March 31, 2002, an increase of $449,000, or 23.4%. The increase in the provision for income taxes was due to higher levels of pretax earnings as well as the absence of a $168,000 tax benefit, related to prior years, recorded in the fiscal year ended March 31, 2002. For the quarter ended March 31, 2003 the Company's effective tax rate was reduced primarily as a result of truing-up the effective tax rate for the year.

Total assets at March 31, 2003 decreased $20.9 million, or 5.2%, to $377.5 million compared to $398.4 million, at March 31, 2002. The decrease in assets is principally attributable to a $37.6 million decrease in net loans receivable partially offset by a $15.9 million, or 16.1% increase in securities. The decrease in loans receivable was primarily caused by a $28.5 million, or 23.2%, decrease in residential real estate loans, and an $8.1 million, or 29.2%, decrease in a commercial real estate loan pool purchased in 2001. The decrease in residential real estate loans is reflective of the Company's strategy to decrease interest rate risk by selling newly originated residential real estate loans.

For the year ended March 31, 2003 demand and savings accounts increased by a total of $9.6 million, or 7.0%, to $146.3 million compared to $136.7 million at March 31, 2002. Certificates of deposits decreased by $16.6 million, or 13.9%, offsetting the growth in core deposits. Borrowings decreased $22.6 million, or 25.9% to $64.5 million at March 31, 2003 compared to borrowings of $87.1 million at March 31, 2002. Total liabilities at March 31, 2003 decreased $28.1 million, or 8.1%, to $317.4 million compared to $345.5 million at March 31, 2002.

For the year ended March 31, 2003, the Company's book value per share increased 9.9% to $20.34 per share. Shareholders' equity increased by 13.8%, or $7.3 million, to $60.1 million for the year ended March 31, 2003. The increase in shareholders' equity was largely attributable to annual net income of $5.2 million, and a $1.5 million increase in accumulated other comprehensive income partially offset by the Company paying $1.2 million of dividends throughout fiscal 2003.

Return on average equity increased to 9.07% for the year ended March 31, 2003 from 8.77% for the same quarter a year ago. For the year ended March 31, 2003 return on average assets increased 8 basis points to 1.32% from 1.24% for the year ended March 31, 2002.

Oregon Trail Financial Corp. is headquartered in Baker City, Oregon and is the parent company of Pioneer Bank, which was founded in 1901. The Company operates nine full service locations in seven eastern Oregon counties.

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Forward Looking Information
This press release contains statements about the Company's future results and may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of such words as "believe", "may", "expect", "planned", "anticipated", and "potential." We have used forward-looking statements to describe future plans and strategies, including our expectations of the Company's future financial results. These forward-looking statements are based on current expectations and the current economic environment. Management's ability to predict results or the effect of future plans or strategies is inherently uncertain. Factors which could cause actual results to differ materially include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgages and other loans, real estate values, competition, loan delinquency rates, changes in accounting principles, practices, policies or guidelines, changes in legislation or regulation, and other economic, competitive, governmental, regulatory and technological factors effecting operations, pricing, products and services. Accordingly, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements.

CONTACT: Berniel L. Maughan, President and CEO, or Jonathan P. McCreary, Senior Vice President, CFO, Oregon Trail Financial Corp. (541) 523-6327.

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OREGON TRAIL FINANCIAL CORP (in thousands except share data)

	Year Ended		Quarter Ended
FINANCIAL HIGHLIGHTS (ratios annualized)	31-Mar-03	31-Mar-02	31-Mar-03	31-Mar-02
Interest income	$24,832	$27,861	$5,648	$6,431
Interest expense	9,174	12,739	2,002	2,555
Provision for loan losses	321	481	38	144
Net interest income after provision for loan losses	15,337	14,641	3,608	3,732
Noninterest income	3,451	3,479	944	942
Noninterest expense	11,263	11,283	3,028	2,861
Provision for income taxes	2,371	1,922	301	526
Net income	$5,154	$4,915	$1,223	$1,287
Basic Earnings Per Share	$1.78	$1.58	$0.42	$0.45
Diluted Earnings Per Share	$1.67	$1.52	$0.39	$0.43
Weighted average common shares outstanding
Basic	2,902,501	3,104,121	2,945,164	2,843,931
Diluted	3,081,534	3,230,976	3,129,510	2,996,522

FINANCIAL STATISTICS

Return on average assets	1.32%	1.24%	1.29%	1.33%
Return on average equity	9.07%	8.77%	8.24%	9.80%
Average equity/average assets	14.59%	14.13%	15.69%	13.55%
Average equity/average loans	22.84%	19.84%	25.39%	19.19%
Efficiency ratio (noninterest expense/revenue)	58.94%	60.66%	66.52%	61.21%
Noninterest expense/average assets	2.89%	2.85%	3.20%	2.95%
Net interest margin	4.33%	4.11%	4.15%	4.30%
Average interest-earning assets/ average interest-bearing liabilities	118.75%	115.11%	110.58%	113.31%

BALANCE SHEET HIGHLIGHTS	31-Mar-03	31-Mar-02
Total Assets	$377,485	$398,366
Loans receivable, net	228,227	265,863
Mortgage backed securities	63,616	74,100
Investment securities	44,319	18,319
Deposits	249,126	256,078
Advances from Federal Home Loan Bank of Seattle	64,500	87,100
Total shareholders' equity	$60,107	$52,823
Book value per share	$20.34	$18.50
Shares outstanding	2,954,938	2,854,548

Equity/Total Assets	15.92%	13.26%
Spread (yield, less cost of funds)	3.85%	3.58%
Core Capital to Total Assets	12.39%	10.19%
Risk based capital to risk-weighted assets	20.70%	16.27%
Number of full-time equivalent employees	110	108

LOANS (1) (unaudited) (in thousands except share data)	At or For the Year Ended 31-Mar-03	At or For the Year Ended 31-Mar-02

Loan Originations	$121,171	$122,107
Loan portfolio analysis:
Real estate loans:
Residential	$102,203	$121,915
Construction	676	1,255
Agricultural	3,952	3,505
Commercial	30,874	45,649
Total real estate loans	137,705	172,324
Other Loans:
Home equity	12,313	14,039
Auto	27,058	28,147
Other Consumer	12,173	12,185
Commercial	26,270	25,263
Agricultural	16,294	16,185
Total Other Loans	94,108	95,819

Total Gross Loans Receivable	$231,813	$268,143
(1) Certain prior period amounts were reclassified for comparative reporting

Allowance for loan losses:
Balance at beginning of period	$2,280	$2,098
Provision for loan losses	321	481
Charge offs (net of recoveries)	(380)	(299)
Balance at end of period	$2,221	$2,280
Loan loss allowance/net loans	0.97%	0.86%
Loan loss allowance/non-performing loans	432.94%	678.57%

Non-performing assets:
Non-accrual loans	$513	$336
Real estate owned	$217	$0
Other repossessed assets	$85	$58

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